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                              CERTIFICATE OF DESIGNATION
                                        OF THE
                         SERIES B CONVERTIBLE PREFERRED STOCK
                             (Par Value $.001 Per Share)
                                          OF
                              CORVAS INTERNATIONAL, INC.

                                  ------------------

                            Pursuant to Section 151 of the
                   General Corporation Law of the State of Delaware

                                  ------------------

    Corvas International, Inc., a company organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

    That the Certificate of Incorporation of the Company (the "Certificate of Incorporation") authorizes the creation of up to 10,000,000 shares of the Company's preferred stock, par value $.001 per share (such preferred stock, together with all other preferred stock of the Company the creation of which is in the future authorized by the Certificate of Incorporation, referred to herein as the "Preferred Stock"); and

    That pursuant to the authority conferred upon the Board of Directors (the "Board") by the Certificate of Incorporation of the Company, the Board on December 20, 1996, approved the creation, issuance and the voting powers of shares of Preferred Stock to be issued in one series and adopted the following resolution creating a series of 250,000 shares of Preferred Stock designated as set forth below:

    RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation of the Company and the General Corporation Law of the State of Delaware, the issuance of a series of Preferred Stock, which shall consist of 250,000 shares of the 10,000,000 shares of Preferred Stock which the Company now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) authorized by this resolution as follows:

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SECTION 1.    DESIGNATION OF SERIES B PREFERRED STOCK.  The designation of such series of Preferred Stock authorized by this resolution shall be Series B Convertible Preferred Stock (the "Series B Preferred"). The Series B Preferred is issuable solely in whole shares that shall entitle the holder thereof to exercise the voting rights, to participate in the distributions and to have the benefit of all other rights of holders of Series B Preferred, as set forth herein and in the Certificate of Incorporation.

SECTION 2. DIVIDEND RIGHTS OF SERIES B PREFERRED. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series B Preferred Stock with respect to dividends, the holders of the Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the rate of Sixty-Four Cents ($0.64) per share of Series B Preferred per annum (as adjusted for any combinations, consolidations, stock distributions, stock dividends or other recapitalizations with respect to such shares) before any dividend is declared or paid on shares of Common Stock. The right to such dividends on the Series B Preferred shall be cumulative and shall accrue annually on the Series B Preferred from the date of issuance, whether or not earned or declared. No interest shall be earned or accrued on any unpaid cumulative dividends. No dividends (other than those payable solely in Common Stock of the Company) shall be declared or paid on any Common Stock of the Company until any accrued by unpaid dividends on the Series B Preferred shall have been declared and paid or set apart.

SECTION 3.    LIQUIDATION PREFERENCE.

    (a) SERIES B PREFERRED. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred then outstanding shall be entitled to be paid, pro rata, out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of any other class or series of stock ranking junior to the Series B Preferred, an amount equal to Eight Dollars ($8.00) per share (the "Series B Original Issue Price") (as adjusted for any combinations, consolidations, stock distributions, stock dividends or other recapitalizations with respect to such shares) plus any declared but unpaid dividends on such shares. If upon liquidation, dissolution or winding up of the Company the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series B Preferred the full amounts to which they shall be entitled as set forth above, then the entire assets of the Company legally available for distribution shall be distributed pro rata among the holders of the Series B Preferred in proportion to the preferential amount each such holder would otherwise be entitled to receive. After setting apart or paying in full the preferential amounts due the holders of the Series B Preferred, the holders of the Series B Preferred will not be entitled to any further participation in any distribution of the assets of the Company, and the entire remaining


                                          2.

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assets of the Company legally available for distribution, if any, shall be distributed among the holders of Common Stock in proportion to the shares of Common Stock then held by them.

    (b) MERGERS, CONSOLIDATIONS NOT DEEMED LIQUIDATIONS. The merger or consolidation of the Company into or with another company in which the Company is not the surviving entity or in which the stockholders of this Company immediately prior to such event shall own less than a majority of the voting securities of the surviving company, or the sale, transfer, or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company, shall not be deemed a liquidation, dissolution or winding up of the Company as those terms are used in this Section 3.

SECTION 4.    CONVERSION PRIVILEGES.

    (a) RIGHTS OF CONVERSION. Subject to the other provisions of this Certificate of Designations, each share of Series B Preferred shall be convertible, without payment of any additional consideration by the holder thereof and at the option of such holder, at any time and from time to time after the date of issuance of such share, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred (the "Series B Conversion Price") shall initially equal the Series B Original Issue Price per share, subject to adjustment as set forth below.

    (b) AUTOMATIC CONVERSION. Each share of Series B Preferred shall automatically, and without action on the part of the holder thereof, be converted into shares of Common Stock at the Series B Conversion Price then in effect upon the 10th consecutive trading day for which the average of the high and low sales prices per share of Common Stock as reported on the Nasdaq National Market (or any national securities exchange on which the Common Stock of the Company is then traded) is equal to or greater than One Hundred Fifty percent (150%) of the Series B Original Issue Price (the "Automatic Conversion Date").

    (c) MECHANICS OF CONVERSION. Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common Stock pursuant to
Section 4(a) hereof, and before the Company shall be obligated to issue certificates for shares of Common Stock upon the automatic conversion of the Series B Preferred pursuant to Section 4(b) hereof, such holder shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the name or names in which such holder wishes


                                          3.

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the certificate or certificates for shares of Common Stock to be issued (except that no such written notice of intent to convert shall be necessary in the event of an automatic conversion pursuant to Section 4(b) hereof). The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Preferred or its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fractional shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series B Preferred to be converted, except that in the case of an automatic conversion pursuant to
Section 4(b) hereof, such conversion shall be deemed to have been made immediately prior to the close of business on the Automatic Conversion Date.
The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

    (d) ADJUSTMENTS FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event the Company at any time or from time to time after the original issue date of the Series B Preferred shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Series B Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

    (e) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event the Company shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than Common Stock) or in securities of any of its subsidiaries, then in each such event provision shall be made so that the holders of Series B Preferred shall receive, upon the conversion thereof, the securities of the Company which they would have received had their stock been converted into Common Stock on the date of such event.

    (f) ADJUSTMENTS FOR REORGANIZATION OR RECLASSIFICATION. In case of any capital reorganization or any reclassification of the capital stock of the Company (other than a combination or subdivision of shares, dividend, distribution or other transaction provided for in Section 2 or Section 4(d) or
(e) above), each share of Series B Preferred shall thereafter be convertible into the same kind and amounts of securities or property (including cash), or both, to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Series B Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such


                                          4.

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reorganization or reclassification, and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of such Series B Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any securities or property (including cash) thereafter deliverable upon the conversion of the shares of such Series B Preferred.

    (g) CERTIFICATES AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the number of shares of Common Stock issuable upon conversion of a share of Series B Preferred pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Company setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price at the time in effect, and
(iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

    (h) NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series B Preferred at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

    (i) ISSUE TAXES. The holders of Series B Preferred shall pay any and all issue, transfer and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series B Preferred pursuant hereto.

    (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred, the Company will take such corporate action as may, in the opinion of its


                                          5.

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counsel, be necessary to increase its authorized but unissued shares of Common
Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

    (k) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board).

    (l) NOTICES. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series B Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.

SECTION 5. VOTING RIGHTS. Except as provided in this Section 4 or as otherwise from time to time required by law, the Series B Preferred shall vote together with the Common Stock as a single class. The holder of each share of Series B Preferred shall be entitled to that number of votes equal to the number of shares of Common Stock into which such share could then be converted and shall be entitled to notice of all stockholders' meetings in accordance with the Bylaws of the Company. So long as any shares of Series B Preferred remain outstanding, the consent of the holders of a majority of the shares of Series B Preferred outstanding at the time, voting separately as a class, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, shall be necessary to permit, effect or validate any capital reorganization or reclassification of the capital stock of the Company or any amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of these resolutions which, in any such event, would alter or change the powers, preferences, or special rights of the shares of the Series B Preferred so as to affect them adversely; provided, however, that any increase in the amount of authorized Preferred Stock or the creation and issuance of other series of Preferred Stock, shall not be deemed to adversely affect such powers, preferences or special rights. The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred shall have been converted into Common Stock.


                                          6.

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    IN WITNESS WHEREOF, Corvas International, Inc. has caused this Certificate to be signed by its President and Chief Executive Officer, and attested by its Secretary, this 20th day of December, 1996.
                                  CORVAS INTERNATIONAL, INC.
                                  By: /s/ RANDALL E. WOODS
                                     ---------------------
                                       Randall E. Woods,
                                       President and Chief Executive Officer


Attest:


 /s/ JOHN E. CRAWFORD
---------------------
John E. Crawford,
Secretary


                                          7.